Mid-Con Energy Partners, LP Announces $18 Million Divestiture of Hugoton Assets

DALLAS, May 26, 2016 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”), through its wholly-owned subsidiary, Mid-Con Energy Properties, LLC, announces that it has entered into a definitive agreement to sell oil and natural gas assets within its Hugoton area to an undisclosed and unaffiliated buyer for $18 million, subject to customary post-closing adjustments. The effective date of the divestiture is May 1, 2016 and closing is expected to occur on or before July 29, 2016. Proceeds from the sale will be used to reduce borrowings outstanding under the Partnership’s revolving credit facility.

“Our evaluation of each asset within the Partnership’s portfolio is an ongoing process,” commented Jeff Olmstead, President and CEO. “Today’s announcement reflects Mid-Con Energy’s focus on reducing leverage and improving operating efficiency. Along with the cost reduction initiatives we’ve implemented since late 2014, the divestiture of the Hugoton area assets will help us continue to lower our per Boe operating costs and position Mid-Con Energy to deliver positive cash margins, even in the current low oil price environments.”

The Partnership will divest the entirety of its Hugoton area, which as of December 31, 2015 was comprised of 70 producing wells, 45 injection wells, 5 water supply wells, and 86 inactive wells. Total proved reserves at year end were 3.2 million barrels of oil equivalent (“MMBoe”) and average net production during December 2015 was 682 Boe/d.

ABOUT MID-CON ENERGY PARTNERS, LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery (“EOR”). Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, the Hugoton, and the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” "intend," "expect," "plan," “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward-Looking Statements" of our public filings.

INVESTOR RELATIONS CONTACT
IR@midcon-energy.com
(972) 479-5980